SERVICES AGREEMENT
                               ------------------

     THIS SERVICES AGREEMENT (this "Agreement") is made and entered into as of this 1st day of August, 1997 by and between MB Software Corporation, a Colorado corporation ("MB") whose mailing address is 2225 E. Randol Mill Road, Suite 305, Arlington, Texas 76011, and Healthcare Innovations, LLC, an Arkansas limited liability company ("the Company") whose mailing address, as per the terms of this Agreement, will be the same as MB.

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, pursuant to that certain Operating Agreement (the "Operating Agreement") by and between MB Holding Corporation, a wholly owned subsidiary of MB ("Holding") and Imagine Investments, Inc., the parties have organized and formed the Company; and

     WHEREAS, in connection with the organization and formation of the Company, Holding has contributed certain limited liability companies to the Company (the "Subsidiaries"); and

     WHEREAS, pursuant to the provisions of the Operating Agreement, MB and the Company now wish to set forth their understandings and agreements with respect to certain matters relating to the business of the Company and the Subsidiaries.

     NOW, THEREFORE, pursuant to the provisions of the Operating Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.         Administrative Services

1.01 Commencing on the date hereof, MB shall provide, or cause to be provided, to the Company and the Subsidiaries certain administrative services described in this Section 1.01 (the "Services"), which Services have heretofore been provided to the Subsidiaries by MB in conjunction with such Subsidiaries' conduct of their businesses. The Services to be provided shall be:

         Management/Administrative
         Human Resources
         Finance and Accounting
         Systems and Operations
         Collections


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1.02 As part of the  Services,  MB shall allow the Company to use its address as its mailing address; provided that nothing herein shall be deemed to imply that the Company is doing business in the State of Texas.

1.03 The monthly administrative service charge for the Services shall be equal to MB's actual cost of such Services, plus 15% (the "Service Charge"). The Service Charge shall be payable monthly, in arrears, on or before the tenth day of each month following the month during which Services are provided by MB to the Company hereunder. MB will submit at the end of each month during which Services are provided hereunder an invoice for the Service Charges payable by the Company hereunder and an itemized attachment of the Services provided. The Service Charge payable in any month shall be reduced by the amount that MB's costs are reimbursed as a result of a cost-based reimbursement business; provided that MB shall still have the right to receive 15% over the actual cost of services..

1.04 The parties agree and acknowledge that the scope of the Services to be provided hereunder, as well as the number of persons providing such Services, may change from time to time as mutually agreed upon by the parties.

1.05 The term of this Agreement shall be concurrent with the existence of the Company, unless earlier terminated (i) by the mutual agreement of the parties or (ii) by the Company in the event MB breaches any of its duties hereunder and fails to cure such breach after fifteen days notice thereof.

2.   Services With Respect to Third Party Matters

2.01 MB shall cause its subsidiary Color Country Health Express, Inc. ( "CCHE") to provide billing services to the Company's subsidiary Color Country Health Express, LLC as part of the Services provided hereunder for so long as such company shall require such Services.

2.02 MB shall not incur costs or expenses to any third party in providing the Services on behalf of the Company, including, without limitation, the cost of any independent contractors, outside legal counsel or other outside specialists, without the prior consent of the Company. If, with the consent of the Company, such third party is retained, the Company shall reimburse MB for the actual costs and expenses incurred by MB as a result of the retention of such third party. Following the end of each month, MB shall submit to the Company an invoice describing in reasonable detail any such reimbursable costs and expenses incurred by MB during the prior calendar month (and any other such costs and expenses incurred by MB but which were not submitted in a previous invoice), which invoice shall be payable on demand.

3.   Standard of Care


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3.01 MB, or any provider of  Services,  shall seek to utilize the same degree of care and oversight in providing Services to the Company hereunder as MB, or the provider of such Services, exercises with respect to the administration of its own businesses and in accordance with a standard of reasonable and prudent conduct.

3.02 MB and the Company acknowledge that from time to time MB may retain employees who, without MB's knowledge, may perform their duties with negligence or gross negligence or who may even engage in willful misconduct. MB and the Company expressly agree that it is their intention that MB shall not be liable to the Company for any losses arising from such conduct of MB's employees as long as the retention of such employees did not result from MB's gross negligence or willful misconduct. In view of the foregoing, unless MB has failed to perform its duties hereunder with the degree of care set forth in Section 3.01 and such failure arises from MB's gross negligence or willful misconduct, MB shall not be liable to the Company for any losses or liabilities sustained or incurred by the Company, including, without limitation, such losses or liabilities that arise from MB's negligence (including gross negligence).

4.   Miscellaneous

4.01 This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

4.02 All notices pursuant to this Agreement shall be delivered by hand or sent by registered or certified mail, return receipt requested, postage prepaid, to the party at its address first set forth above or at such other address as such party may, from time to time, give notice of in accordance with this paragraph. All such notices shall be deemed to have been effectively given upon the earlier of. (a) actual receipt thereof by the party receiving such notice; or (b) three (3) days after deposit in the United States mail in the manner set forth hereinabove.

4.03 This Agreement may be executed in any number of counterparts, each of which shall, for all purposes, be deemed to be an original and all of which together shall, for all purposes, be deemed to constitute one and the same document.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                     MB SOFTWARE CORPORATION


                                     By:______________________________

                                     Title:___________________________



                                     HEALTHCARE INNOVATIONS, LLC

                                     By:______________________________

                                     Title:___________________________



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